Exhibit 12


                      Paul, Hastings, Janofsky & Walker LLP
                             555 South Flower Street
                          Los Angeles, California 90071


(213) 683-6000

________ __, 2002

UAM Funds Trust
One Freedom Valley Drive
Oaks, PA  19456

PIC Investment Trust
300 North Lake Avenue
Pasadena, CA  91101

Re: Reorganization of PIC Twenty Portfolio Fund and Provident Investment Counsel Twenty Fund I

Ladies and Gentlemen:

     You have requested our opinion with respect to certain federal income tax matters in connection with the reorganization by and between the PIC Twenty Portfolio Fund (the "Old PIC Twenty Fund"), a series fund of UAM Funds Trust, a Delaware business trust ("UAM Trust") and the Provident Investment Counsel Twenty Fund I (the "New PIC Twenty Fund"), a series fund of PIC Investment Trust, a Delaware business trust ("PIC Trust"). This opinion is rendered in connection with the transaction described in the Agreement and Plan of Reorganization dated as of December ___, 2001 (the "Reorganization Agreement"), by PIC Trust for itself and on behalf of the New PIC Twenty Fund and by UAM Trust for itself and on behalf of the Old PIC Twenty Fund, and adopts the applicable defined terms therein.

     This letter and the opinion expressed herein are for delivery to PIC Trust and UAM Trust and may be relied upon only by PIC Trust and UAM Trust and their shareholders. This opinion also may be disclosed by PIC Trust or UAM Trust or any of their shareholders in connection with an audit or other administrative proceeding before the Internal Revenue Service (the "Service") affecting PIC Trust or UAM Trust or any of their shareholders or in connection with any judicial proceeding relating to the federal, state or local tax liability of PIC Trust or UAM Trust or any of their shareholders. In addition, we hereby consent to the filing of this opinion as an exhibit to the registration statement of PIC Trust on Form N-14 pursuant to the Securities Act of 1933, as amended, in connection with the registration of securities required to be issued by PIC Trust by the Reorganization Agreement.

     For purposes of this opinion we have assumed the truth and accuracy of the following facts:

     PIC Trust was duly created pursuant to its Declaration of Trust by Trustees for the purpose of acting as a management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and is validly existing under the laws of Delaware. PIC Trust is registered as an investment company classified as an open-end management company under the 1940 Act.

     UAM Trust was duly created pursuant to its [Agreement and Declaration of Trust] by Trustees for the purpose of acting as a management investment company under the 1940 Act, and is validly existing under the laws of Delaware. UAM Trust is registered as an investment company classified as an open-end management company under the 1940 Act.

     The New PIC Twenty Fund is a series fund of the PIC Trust duly established under the laws of the State of Delaware and is validly existing under the laws of that State. The New PIC Twenty Fund has an authorized capital of an unlimited number of shares and each outstanding share of the New PIC Twenty Fund is fully transferable and has full voting rights.

     The Old PIC Twenty Fund is a series fund of the UAM Trust duly established under the laws of the State of Delaware and is validly existing under the laws of that State. The Old PIC Twenty Fund has an authorized capital of an [unlimited number of shares] and each outstanding share of the Old PIC Twenty Fund is fully transferable and has full voting rights. As of the date hereof, [__%] of the outstanding shares of the Old PIC Twenty Fund are held by the XYZ Trust, a benefit plan under the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     For what has been represented as valid business purposes, the following transaction (the "Transaction") will take place in accordance with the laws of the State of Delaware and pursuant to the Reorganization Agreement:

     (a) On the date of the closing (the "Closing Date"), the Old PIC Twenty Fund will transfer substantially all of its assets to the New PIC Twenty Fund. Solely in exchange therefor, the New PIC Twenty Fund will assume all of the liabilities of the Old PIC Twenty Fund and deliver to the Old PIC Twenty Fund a number of shares of voting common stock of the New PIC Twenty Fund that represents 50% or more of the aggregate voting shares of the New PIC Twenty Fund.

     (b) The Old PIC Twenty Fund will then liquidate and distribute all of the shares of the New PIC Twenty Fund to the shareholders of the Old PIC Twenty Fund in proportion to their respective interests in the Old PIC Twenty Fund in exchange for their shares in the Old PIC Twenty Fund.

     (c) The Old PIC Twenty Fund will then wind up and dissolve as soon as practicable thereafter, and its legal existence as a series fund of UAM Trust will be terminated.

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
     In rendering the opinion set forth below, we have examined and relied upon the following, assuming the truth and accuracy of any statements contained therein:

     (1) the Reorganization Agreement and

     (2) such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

     For purposes of rendering the opinion set forth below, we have in addition relied upon the following representations by the New PIC Twenty Fund and the Old PIC Twenty Fund, as applicable:

     (A) The fair market value of the shares of the New PIC Twenty Fund received by each shareholder of the Old PIC Twenty Fund will be approximately equal to the fair market value of the shares of the Old PIC Twenty Fund surrendered in the exchange.

     (B) There is no plan or intention by the New PIC Twenty Fund or any person related to the New PIC Twenty Fund, as defined in section 1.368-1(e)(3) of the Treasury Regulations, to acquire or redeem any of the shares of the New PIC Twenty Fund issued in the Transaction either directly or through any transaction, agreement, or arrangement with any other person, provided, however, that (i) certain redemptions will occur in the ordinary course of the New PIC Twenty Fund's business as an open-end investment company, as required by section 22(e) of the 1940 Act and (ii) the XYZ Trust may redeem shares, from time to time, in the ordinary course of its operation as a benefit plan under ERISA.. For this purpose, section 1.368-1(e)(3) of the Treasury Regulations generally provides that two corporations are related if they are members of the same affiliated group (I.E., one or more chains of corporations connected through stock ownership with a common parent corporation where: (i) stock with at least 80% of the total voting power and value of each corporation in the chain is owned directly by one or more of the other corporations in the chain; and (ii) the common parent owns directly stock with at least 80% of the voting power and value of at least one of the corporations in the chain for consolidated return purposes ("Affiliated Group Relationship") or if one corporation owns stock possessing at least 50% or more of the voting power or value of the other corporation (the "Parent-Subsidiary Relationship")).

     (C) During the five-year period ending on the date of the Transaction, neither the Old PIC Twenty Fund nor any person related to the Old PIC Twenty Fund by having a Parent-Subsidiary Relationship will have directly or through any transaction, agreement, or arrangement with any other person, (i) acquired shares of the Old PIC Twenty Fund with consideration other than shares of the New PIC Twenty Fund or the Old PIC Twenty Fund or (ii) redeemed or made distributions with respect to the Old PIC Twenty Fund shares, provided, however, that (i) certain redemptions have occurred in the ordinary course of the Old PIC Twenty Fund's business as an open-end investment company as required by section 22(e) of the 1940 Act and such distributions were necessary to qualify for the special tax treatment afforded regulated investment companies under Section 852 of the Internal Revenue Code of 1986, as amended (the "Code"), and made in the ordinary course of the Old PIC Twenty Fund's business as a qualified regulated investment company and (ii) the XYZ Trust has redeemed and purchased shares during the five-year period ending on the date of the Transaction in the ordinary course of its operation as a benefit plan under ERISA.

     (D) Prior to or in the Transaction, neither the New PIC Twenty Fund nor any person related to the New PIC Twenty Fund (I.E., having either an Affiliated Group Relationship or a Parent-Subsidiary Relationship with the New PIC Twenty
Fund) will have owned shares of the Old PIC Twenty Fund.

     (E) The aggregate value of the acquisitions, redemptions, and distributions discussed in paragraphs (B) and (C) above will not exceed 50% of the value (without giving effect to the acquisitions, redemptions, and distributions) of the proprietary interest in the Old PIC Twenty Fund on the effective date of the Transaction, provided, however, that acquisitions, redemptions and distributions by or to the XYZ Trust in the ordinary course of the XYZ Trust's operation as a benefit plan under ERISA shall not be considered for purposes of this representation.

     (F) The New PIC Twenty Fund will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the Old PIC Twenty Fund immediately prior to the Transaction. For purposes of this representation, amounts used by the Old PIC Twenty Fund to pay its reorganization expenses, amounts paid by the Old PIC Twenty Fund to shareholders who receive cash or other property (including, any payments to dissenters), and all redemptions and distributions (except for distributions and redemptions occurring in the ordinary course of the Old PIC Twenty Fund's business as an investment company) made by the Old PIC Twenty Fund immediately preceding the transfer have been included as assets of the Old PIC Twenty Fund held immediately prior to the Transaction.

     (G) After the Transaction, the shareholders of the Old PIC Twenty Fund will be in control of the New PIC Twenty Fund within the meaning of Code Section 368(a)(2)(H), which provides that control means the ownership of shares possessing at least 50% of the total combined voting power of all classes of shares entitled to vote, or at least 50% of the total value of all classes of shares.

     (H) The New PIC Twenty Fund has no plan or intention to sell or otherwise dispose of any of the assets of the Old PIC Twenty Fund acquired in the Transaction, except for dispositions made in the ordinary course of its business as an investment company. If the New PIC Twenty Fund does sell any of the assets of the Old PIC Twenty Fund acquired in the Transaction, the New PIC Twenty Fund will use the proceeds from such sale in accordance with the New PIC Twenty Fund's investment objectives.

     (I) The New PIC Twenty Fund has no plan or intention to reacquire any of its shares issued in the Transaction, except for acquisitions made in the ordinary course of its business as a series of an investment company pursuant to the provisions of section 22(e) of the 1940 Act.

     (J) In pursuance of the plan of reorganization, the Old PIC Twenty Fund will distribute as soon as practicable the shares of the New PIC Twenty Fund it receives in the Transaction.

     (K) The liabilities of the Old PIC Twenty Fund assumed by the New PIC Twenty Fund plus the liabilities to which the assets are subject were incurred by the Old PIC Twenty Fund in the ordinary course of its business and are associated with the assets transferred.

     (L) The fair market value of the assets of the Old PIC Twenty Fund transferred to the New PIC Twenty Fund will equal or exceed the sum of the liabilities assumed by the New PIC Twenty Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

     (M) The total adjusted bases of the assets of the Old PIC Twenty Fund transferred to the New PIC Twenty Fund will equal or exceed the sum of the liabilities to be assumed by the New PIC Twenty Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

     (N) Following the Transaction, the New PIC Twenty Fund will continue the historic business of the Old PIC Twenty Fund or use a significant portion of the Old PIC Twenty Fund's historic business assets in a business.

     (O) At the time of the Transaction, the New PIC Twenty Fund will not have any outstanding warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire shares in the New PIC Twenty Fund that, if exercised or converted, would affect the Old PIC Twenty Fund's shareholders' acquisition or retention of control of the New PIC Twenty Fund, as defined in Code Section 368(a)(2)(H), which provides that control means the ownership of shares possessing at least 50 % of the total combined voting power of all classes of shares entitled to vote, or at least 50 % of the total value of all classes of shares.

     (P) There is no intercorporate indebtedness existing between the Old PIC Twenty Fund and the New PIC Twenty Fund that was issued, acquired, or will be settled at a discount.

     (Q) The Old PIC Twenty Fund is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

     (R) The investment advisor to the Old PIC Twenty Fund will pay or assume only those expenses of the New PIC Twenty Fund, the Old PIC Twenty Fund and the shareholders of the Old PIC Twenty Fund that are solely and directly related to the transaction in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187 (such as legal and accounting expenses, appraisal fees, administrative costs, security underwriting and registration fees and expenses, and transfer agents' fees and expenses). Otherwise, the New PIC Twenty Fund, the Old PIC Twenty Fund, and the shareholders of the Old PIC Twenty Fund will pay their respective expenses, if any, incurred in connection with the Transaction.

     (S) The Old PIC Twenty Fund and the New PIC Twenty Fund each meets the requirements of a regulated investment company set forth in Code Section 368(a)(2)(F).

     (T) The Old PIC Twenty Fund and the New PIC Twenty Fund has each elected to be taxed as a "regulated investment company" under Code Section 851 and, for all of the taxable periods (including the last short taxable period ending on the date of the Transaction for the Old PIC Twenty Fund), has qualified for the special tax treatment afforded regulated investment companies under the Code, and after the Transaction, the New PIC Twenty Fund intends to continue to so qualify.

     (U) There is no plan or intention by the shareholders of the Old PIC Twenty Fund who own 5% or more of the Old PIC Twenty Fund shares (to the best knowledge of the management of the Old PIC Twenty Fund) to sell, exchange, or otherwise dispose of a number of shares of the New PIC Twenty Fund received in the Transaction that would reduce the Old PIC Twenty Fund shareholders' ownership of the New PIC Twenty Fund shares to a number of shares having a value, as of the date of the Transaction, of less than 50% of the value of all the formerly outstanding shares of the Old PIC Twenty Fund as of the same date. For purposes of this assumption, shares of the Old PIC Twenty Fund exchanged for cash or other property will be treated as outstanding shares of the Old PIC Twenty Fund on the date of the Transaction. Additionally, shares of the Old PIC Twenty Fund and shares of the New PIC Twenty Fund held by the Old PIC Twenty Fund shareholders and otherwise sold, redeemed or disposed of prior to or subsequent to the Transaction will be treated as outstanding shares of the Old PIC Twenty Fund on the date of the Transaction.

     (V) No cash is being transferred to the shareholders of the Old PIC Twenty Fund in lieu of fractional shares of the New PIC Twenty Fund.

     (W) Following the Transaction, the Old PIC Twenty Fund, the New PIC Twenty Fund and the shareholders of the Old PIC Twenty Fund (to the best knowledge of the management of the Old PIC Twenty Fund) will comply with the information reporting, record retention and return filing requirements set forth in Treasury Regulations Section 1.368-3.

     (X) There are no dissenters' rights.

     Our opinion set forth in this letter is based upon the Code, regulations of the Treasury Department, published administrative announcements and rulings of the Service and court decisions, all as of the date of this letter. Based on the foregoing facts and representations, and provided that the Transaction will take place in accordance with the terms of the Reorganization Agreement, and further provided that the Old PIC Twenty Fund distributes the shares of the New PIC Twenty Fund received in the Transaction as soon as practicable, we are of the opinion that:

     (a) The transfer of substantially all of the Old PIC Twenty Fund's assets to the New PIC Twenty Fund in exchange for shares of the New PIC Twenty Fund (the "New Shares") and the assumption of the Old PIC Twenty Fund's liabilities, and the distribution of the New Shares to the Old PIC Twenty Fund shareholders in liquidation of the Old PIC Twenty Fund, will constitute a "reorganization" (the "Reorganization") within the meaning of Code Section 368(a);

     (b) Each of the Old PIC Twenty Fund and the New PIC Twenty Fund will be a party to the Reorganization within the meaning of Code Section 368(b);

     (c) No gain or loss will be recognized by the New PIC Twenty Fund upon the receipt of the assets and the assumption of the liabilities, if any, of the Old PIC Twenty Fund solely in exchange for the New Shares;

     (d) No gain or loss will be recognized by the Old PIC Twenty Fund upon the transfer of its assets to, and the assumption of its liabilities by, the New PIC Twenty Fund in exchange for the New Shares and the assumption by the New PIC Twenty Fund of the Old PIC Twenty Fund's liabilities;

     (e) No gain or loss will be recognized by the Old PIC Twenty Fund upon the distribution of the New Shares to its shareholders;

     (f) No gain or loss will be recognized by any shareholder of the Old PIC Twenty Fund upon the exchange of its Old PIC Twenty Fund shares for the New Shares;

     (g) The adjusted tax basis of the assets of the Old PIC Twenty Fund transferred to the New PIC Twenty Fund will be the same as the adjusted tax basis of such assets to the Old PIC Twenty Fund immediately prior to the Reorganization;

     (h) The adjusted tax basis of the New Shares received by each Old PIC Twenty Fund shareholder pursuant to the Reorganization will be the same as the adjusted tax basis of the Old PIC Twenty Fund shares held by that shareholder immediately prior to the Reorganization;

     (i) The holding period of the assets of the Old PIC Twenty Fund acquired by the New PIC Twenty Fund will include the period during which those assets were held by the Old PIC Twenty Fund;

     (j) The holding period of the New Shares to be received by each Old PIC Twenty Fund shareholder will include the period during which the Old PIC Twenty Fund shares exchanged therefor were held by such shareholder, provided that such the Old PIC Twenty Fund shares were held as capital assets on the date of the exchange; and

     (k) The New PIC Twenty Fund will succeed to and take into account those tax attributes of the Old PIC Twenty Fund that are described in Code Section 381(c).

     The opinion set forth above represents our conclusions as to the application of federal income tax law existing as of the date of this letter to the Transaction described above, and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would require modifications or revocations of our opinion expressed herein. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service, or that a court considering the issues would not hold contrary to such opinion. Further, the opinion set forth above represents our conclusions based upon the documents and facts referred to above. Any material amendments to such documents or changes in any significant facts would affect the opinion referred to herein. Although we have made such inquiries and performed such investigation as we have deemed necessary to fulfill our professional responsibilities, we have not undertaken an independent investigation of the facts referred to in this letter.

     We express no opinion as to any federal income tax issue or other matter except those set forth above.

     Very truly yours,


PAUL, HASTINGS, JANOFSKY & WALKER LLP

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